Exhibit 5.1
February 8, 2008
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
Ladies and Gentlemen:
     We are acting as counsel to Nuance Communications, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (a) $250,000,000 in aggregate principal amount of the Company’s 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) and (b) 12,843,400 shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company initially issuable upon conversion of the Debentures, pursuant to the Registration Statement on Form S-3 (Registration Number 333-147715) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2007, the prospectus included in the Registration Statement (the “Prospectus”) and the prospectus supplement dated February 8, 2008 (the “Prospectus Supplement”).
     You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Act.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Debentures have been duly authenticated by the Trustee for the Debentures as provided in the Indenture for the Debentures.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

Nuance Communications, Inc.
February 8, 2008

1.	The Debentures have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).

2.	The Shares have been duly authorized and, when issued upon such conversion in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.
     We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, /s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation